Exhibit 99.1

EXTRACTION OIL & GAS APPOINTS TWO

NEW INDEPENDENT BOARD MEMBERS

DONALD EVANS AND WAYNE MURDY JOIN BOARD OF DIRECTORS EFFECTIVE IMMEDIATELY

DENVER – December 15, 2016 /GLOBE NEWSWIRE/ -- Extraction Oil & Gas, Inc. (NASDAQ:XOG), an oil and gas exploration and production company with assets primarily in the Wattenberg Field in the Denver-Julesburg Basin of Colorado, today announced that its Board of Directors has appointed Donald L. Evans and Wayne W. Murdy to serve as independent members of the Company’s Board.  Mr. Murdy will serve as Chairman of the Company’s Audit Committee.  The appointments are effective immediately and now bring the number of outside, independent Directors to four of the now eight member Board.

Donald L. Evans

With over 40 years of energy industry and public service experience, including five years as the United States Secretary of Commerce under President George W. Bush, Secretary Evans brings extensive public energy company and operating expertise and knowledge to Extraction’s Board.

He currently serves as Chairman of the George W. Bush Foundation Board of Directors and is Chairman of Energy Future Holdings. Secretary Evans is also a senior partner at Quintana Capital Group and senior advisor at Energy Capital Partners, member of the advisory board of the Energy Institute at the University of Texas at Austin and a member of the board of visitors at MD Anderson Cancer Center in Houston.

From 1985 to 2001, he served as CEO of NYSE-listed Tom Brown, Inc., a large Midland, Texas-based contract drilling company and independent exploration and production company.  He entered the oil and gas industry as roughneck on Tom Brown drilling rigs in 1975.

Wayne W. Murdy

Mr.  Murdy retired as Chairman and CEO of Newmont Mining Corporation in 2007.  He joined Newmont in 1992 and served as Chief Financial Officer and later President prior to being elected CEO in 2001.  Newmont is a major gold producer with total assets of $25 billion on five continents.

He is a Director for BHP Billiton and is a Trustee of the Denver Art Museum, The Papal Foundation, St. John Vianney Theological Seminary and a member of the College of Engineering Advisory Council at the University of Notre Dame.  He was a founding board member of the Partnering Against Corruption Initiative of the World Economic Forum, a past Chairman of the International Council on Mining and Metals, a past Director of the National Mining Association and a former member of the Manufacturing Council of the United States Department of Commerce.  He has served as a Director of six NYSE-listed companies.

Prior to joining Newmont, Mr. Murdy spent 15 years in senior financial positions in the oil and gas industry, first with Getty Oil Company and later as Chief Financial Officer of Apache Corporation.  He began his business career in public accounting.

Management Comment

“On behalf of the Board, I would like to welcome Secretary Evans and Mr. Murdy to our Board of Directors,” said Mark Erickson, Extraction’s Chairman of the Board and CEO.  “Through their careers as NYSE-listed resource company CEO’s, both gentlemen have extensive experience in a variety of corporate matters including business strategy and development, leadership, finance, treasury and risk management operations, accounting, SEC reporting and compliance, internal audit, information technology, tax reporting, forecasting and planning, and have been involved in numerous capital market transactions. The addition of Secretary Evans and Mr. Murdy to the Board strengthens Extraction’s corporate governance and we look forward to working with them on behalf of our equity and debt holders as Extraction continues its rapid growth trajectory.”

About Extraction Oil & Gas, Inc.

Extraction is an independent oil and gas company focused on the acquisition, development and production of oil, natural gas and natural gas liquids reserves in the Rocky Mountains, primarily in the Wattenberg Field of the Denver-Julesburg Basin of Colorado.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent Extraction’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Extraction’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Extraction does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Extraction to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC in connection with Extraction’s initial public offering and in subsequent public filings with the SEC. These and other factors could cause its actual results to differ materially from those contained in any forward-looking statement.

For further information, please contact:

Mr. Rusty Kelley, Chief Financial Officer, Extraction Oil & Gas, Inc. +1-720-557-8300